DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

As of December 31, 2019, Rosehill Resources Inc. (“Rosehill,” the “Company,” “we,” “us” or “our”) had three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), our Class A Common Stock Public Warrants (the “Public Warrants”) and our Class A Common Stock Public Units (the “Public Units”).

The following descriptions of the terms of our Class A Common Stock, Public Warrants, and Public Units are not complete and are qualified in their entirety by reference to our amended and restated certificate of incorporation, our amended and restated bylaws, and the warrant agreement dated March 10, 2016, each of which is incorporated by reference as exhibits to the Annual Report on Form 10‑K of which this Exhibit 4.6 is a part.

DESCRIPTION OF CLASS A COMMON STOCK
We are authorized to issue 250,000,000 shares of Class A Common Stock, par value $0.0001 per share.
The principal stock exchange on which our Class A Common Stock is listed on the Nasdaq Capital Market under the symbol “ROSE.” All outstanding shares of Class A Common Stock are validly issued, fully paid and nonassessable.
Voting Rights
The holders of our Class A Common Stock are entitled to one vote for each share held on all matters to be voted on by our stockholders. Holders of the Class A Common Stock, holders of the Class B Common Stock, and holders of the Class F Common Stock, voting together as a single class, have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders.
Classified Board
Our amended and restated certificate of incorporation and bylaws provide that our board of directors is divided into three classes of directors serving staggered three-year terms. Each class, to the extent possible, will be equal in number. Each class holds office until the third annual stockholders’ meeting for election of directors following the most recent election of such class. There is no cumulative voting with respect to the election of directors.
Dividend and Liquidation Rights
Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, the holders of shares of our Class A Common Stock are entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company and will share equally on a per share basis in such dividends and distributions.
Subject to the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of shares of Class A Common Stock and Class F Common Stock shall be entitled to receive all the remaining assets of the Company available for distribution to its stockholders, ratably in proportion to the number of shares of Class A Common Stock and Class F Common Stock held by them.
Other Rights
With the exception of Anchorage Illiquid Opportunities V, L.P., a Delaware limited partnership, and AIO V AIV 3 Holdings, L.P., a Delaware limited partnership (collectively, “Anchorage”), which have preemptive rights under the Shareholders’ and Registration Rights Agreement (the “SHRRA”), dated as of December 20, 2016, the holders of our Class A Common Stock have no preemptive or other subscription rights, and there are no sinking fund or redemption provisions applicable to our Class A Common Stock.
DESCRIPTION OF PUBLIC WARRANTS
The principal stock exchange on which our Public Warrants are listed is the Nasdaq Capital Market under the symbol “ROSEW.” Under the terms of our amended and restated certificate of incorporation, Rosehill has the authority to create and issue warrants entitling the holders thereof to acquire from the Company any shares of its capital stock of any class.
Voting Rights
The Public Warrant holders do not have the rights or privileges of common stock holders, including, without limitation, the right to receive dividends or other distributions and any voting rights. Upon exercise of the Public Warrants in accordance with their terms, the holders receive shares of Class A Common Stock.
Terms and Exercise of Public Warrants
Each of our Public Warrants entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. The Public Warrants will expire on April 27, 2022, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or unless an exemption is available. In the event that the conditions in the immediately preceding sentence are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless, in which case, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
 On June 29, 2017, registration statement for the registration of the resale of the shares of Class A Common Stock issuable upon exercise of the Public Warrants was declared effective. We will use our best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, Public Warrant holders may, during any period when we shall have failed to maintain an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the shares of Class A Common Stock for the 10 trading days ending on the day prior to the date of exercise. If an exemption from registration is not available, holders will not be able to exercise their Public Warrants on a cashless basis.

Once the Public Warrants become exercisable, the Company may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A Common Stock equals or exceeds $21.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send the notice of redemption to the warrant holders; provided there is an effective registration statement with respect to the shares of Class A Common Stock underlying such Public Warrants and a current prospectus relating to those shares of Class A Common Stock is available throughout the 30-day redemption period.

If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its Public Warrant prior to the scheduled redemption date.
If we call the Public Warrants for redemption as described above, we will have the option to require any holder that wishes to exercise its Public Warrants to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.
A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Procedure for Surrender of Public Warrants
The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised.
Fractional Public Warrants
Public Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Public Warrant holder.
Dividends and Adjustments
Stock Dividends
If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A

Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
Extraordinary Dividends
In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of    Class A Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
Aggregation of Shares
 If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Adjustments in Exercise Price
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
Replacement of Securities
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days (30) following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the Public Warrant.
Amendments
The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.
DESCRIPTION OF PUBLIC UNITS
The principal stock exchange on which our Public Units are listed is the Nasdaq Capital Market under the symbol “ROSEU.” Our Public Units each consist of one share of our Class A Common Stock, par value $0.0001 per share, and one Public Warrant to purchase one share of our Class A Common Stock at $11.50 per share, subject to adjustment. Holders have the option to continue to hold Public Units or separate their Public Units into the component securities. The Public Warrants and Class A Common Stock comprising each Public Unit have the same rights and restrictions as described in the sections above.
OUR TRANSFER AGENT AND WARRANT AGENT
The transfer agent for our Class A Common Stock and warrant agent for our Public Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW, OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, OUR BYLAWS, AND SHAREHOLDERS’ AND REGISTRATION RIGHTS AGREEMENT

We are currently subject to the provisions of Section 203 of the Delaware General Corporation Law, which we refer to as “Section 203,” regulating corporate takeovers. Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

•	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•	an affiliate of an interested stockholder; or

•	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•
after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our amended and restated certificate of incorporation provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at three or more annual meetings.

Further, our amended and restated certificate of incorporation only allows stockholders to call a special meeting until the first date on which Tema Oil and Gas Company (“Tema”) and KLR Energy Sponsor, LLC (“KLRE Sponsor”), as well as their successors and affiliates (collectively, the “Sponsor Holders”), cease collectively to beneficially own (directly or indirectly) more than 30% of the outstanding shares of our common stock (the “Trigger Date”). After the Trigger Date, our amended and restated certificate of incorporation and bylaws provide that special meetings of stockholders may be called only (a) by the Chairman of our board of directors or the Lead Director, or (b) by our board of directors pursuant to a resolution adopted by a majority of our board of directors.

The amended and restated certificate of incorporation provides that after the Trigger Date, our directors may be removed prior to the expiration of their terms by stockholders only for cause or upon the affirmative vote of 75% of the voting power of all outstanding shares of the combined company.

The amended and restated certificate of incorporation requires that changes or amendments to the certificate of incorporation or the bylaws must be approved (i) before the Trigger Date, by a majority of the voting power of our outstanding common stock, which such majority includes at least 80% of the shares held by Sponsor Holders, and (ii) thereafter, certain changes or amendments must be approved by at least 75% of the voting power of our outstanding common stock.

In addition, our amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors; our board of directors is empowered to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death, or removal of a director in certain circumstances; and our stockholders must comply with our advance notice procedures provided in our amended and restated bylaws in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting.

Further, Anchorage has preemptive rights under the SHRRA to participate in future equity issuances by the Company, subject to certain exceptions, so as to maintain its then-current percentage ownership of the Company’s capital stock. Subject to specified ownership thresholds described below, KLRE Sponsor is entitled to designate two directors for appointment to the board of directors, Tema is entitled to designate four directors and Anchorage is entitled to designate one director. The ownership thresholds for KLRE Sponsor, Tema and Anchorage are 30% or greater of Initial Share Ownership (as defined in the SHRRA), 50% or greater of Initial Share Ownership, and 10% or greater of Initial Share Ownership, respectively. Each Sponsor Holder and Tema is entitled to appoint a representative or observer on each committee of our board of directors.

Our authorized but unissued Class A Common Stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.